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FORM 4                                U.S. SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
[ ] Check this box if no                      WASHINGTON, D.C. 20549                  OMB Number 3235-0287
longer subject to Section 16.                                                         Expires: December 31, 2001
Form 4 or Form 5 obligations may                                                      Estimated average burden
continue. See Instruction 1(b).                                                       hours per response...0.5

                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
   ------------------------------------
Valassis        Doug          Thomas
(Last)          (First)       (Middle)
520 Lake Cook Road, Suite 380
(Street)
Deerfield       Illinois      60015
(City)          (State)       (Zip)

2. Issuer Name and Ticker or Trading Symbol: Acceptance Insurance Companies, Inc. (AIF)
3. IRS or Social Security Number of Reporting Person (Voluntary): n/a
4. Statement for Month/Year: March 2000
5. If Amendment, Date of Original (Month/Year): n/a
6. Relationship of Reporting Person to Issuer
   (Check all applicable):
   [X]  Director                      [X]  10% Owner
   [ ]  Officer (give title below)    [ ]  Other (specify below)
7. Individual or Joint/Group Filing (check applicable line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                                                      6.
                                              4.                       5.             Owner-
                                              Securities Acquired (A)  Amount of      ship
                                3.            or Disposed of (D)       Securities     Form:      7.
                                Transaction   (Instr.3, 4 and 5)       Beneficially   Direct     Nature of
                   2.           Code          -----------------------  Owned at End   (D) or     Indirect
1.                 Transaction  (Instr.8)               (A)            of Month       Indirect   Beneficial
Title of Security  Date         ------------             or            (Instr. 3      (I)        Ownership
(Instr.3)          (mm/dd/yy)   Code     V    Amount    (D)     Price  and 4)         (Instr.4)  (Instr.4)
-----------------  -----------  ------------  -----------------------  ------------   ---------  ----------
Common Stock       03/21/2000   P           150,000 shs. A<1>  $4.00
                   03/22/2000   P           200,000 shs. A<2>  $4.00    230,379 shs.  Direct     <3>
                                                                        106,559 shs.  Direct     <4>
                                                                        140,411 shs.  Direct     <5>
                                                                        214,500 shs.  Direct     <6>
                                                                          8,000 shs.  Indirect   <7>
                                                                      1,680,345 shs.  Indirect   <8>
                                                                          2,065 shs.  Indirect   <9>
                                                                          7,500 shs.  Direct     <10>
                                                                         10,500 shs.  Direct     <11>
<1> 37,500 of these shares were purchased by Doug T. Valassis, a director and a 10% owner of the issuer and a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934; 37,500 of these shares were purchased by D. Craig Valassis, a 10% owner of the issuer and a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934;  37,500 of these shares were purchased by George F. Valassis, a member of a
"group" for purposes of Section 13(d) of the Securities Exchange Act of 1934; and 37,500 of these shares were purchased by Edward W. Elliott, Jr., a director of the of the issuer and a member of a "group" for purposes of
Section 13(d) of the Securities Exchange Act of 1934.
<2> 50,000 of these shares were purchased by Doug T. Valassis, a director and a 10% owner of the issuer and a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934; 50,000 of these shares were purchased by D. Craig Valassis, a 10% owner of the issuer and a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934;  50,000 of these shares were purchased by George F. Valassis, a member of a
"group" for purposes of Section 13(d) of the Securities Exchange Act of 1934; and 50,000 of these shares were purchased by Edward W. Elliott, Jr., a director of the of the issuer and a member of a "group" for purposes of
Section 13(d) of the Securities Exchange Act of 1934.
<3> These shares are directly owned by Doug T. Valassis.
<4> These shares are directly owned by D. Craig Valassis.

<5> These shares are directly owned by George F. Valassis.
<6> These shares are directly owned by Edward W. Elliott, Jr.
<7> These shares are owned by Valassis Enterprises, L.P. and are beneficially owned jointly by Doug T. Valassis,
D. Craig Valassis and George F. Valassis.
<8> These shares are owned by VELP 2, LLC, and are beneficially owned jointly by Doug T. Valassis and D. Craig
Valassis.
<9> These shares are owned by Franklin Enterprises, Inc. and are beneficially owned jointly by Doug T. Valassis and
George F. Valassis.
<10> Shares that may be acquired by Doug T. Valassis upon exercise of presently exercisable stock options.
<11> Shares that may be acquired by Edward W. Elliott, Jr., upon exercise of presently exercisable stock options.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr.3):
2.  Conversion or Exercise Price of Derivative Security:
3.  Transaction Date (mm/dd/yy):
4.  Transaction Code (Instr.8)--
         Code:
         V:
5.  Number of Derivative Securities Acquired (A) or Disposed of (D)(Instr.3, 4 and 5)--
         (A):
         (D):
6.  Date Exercisable and Expiration Date--
         Date Exercisable:
         Expiration Date:
7.  Title and Amount of Underlying Securities (Instr.3 and 4)--
         Title: Common Stock
         Amount or Number of Shares:
8.  Price of Derivative Security (Instr.5):
9.  Number of Derivative Securities Beneficially Owned at End of Month (Instr.4):
10. Ownership of Derivative Security:  Direct (D) or Indirect (I)(Instr.4):
11. Nature of Indirect Beneficial Ownership (Instr.4):

Explanation of Responses:

/S/ DOUG T. VALASSIS, on behalf of himself and all joint filers pursuant to powers of attorney attached hereto.
**Signature of Reporting Persons                       Date: April 7, 2000

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                                                                                   SEC 1474(3-99)
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JOINT FILER INFORMATION

Name: D. Craig Valassis
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: March 21 and 22, 2000
/S/ D. CRAIG VALASSIS

Name: George F. Valassis
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: March 21 and 22, 2000
/S/ GEORGE F. VALASSIS

Name: Edward W. Elliott, Jr.
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: March 21 and 22, 2000
/S/ EDWARD W. ELLIOTT, JR.

Name: Valassis Enterprises, L.P.
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: n/a
VALASSIS ENTERPRISES, L.P.
By: FRANKLIN ENTERPRISES, INC., General Partner
By: /S/ DOUG T. VALASSIS
   Doug T. Valassis, President

Name: VELP 2, LLC
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: n/a
VELP 2, LLC
By: BRISBANE CORPORATION
By: /S/ DOUG T. VALASSIS
    Doug T. Valassis, President

Name: Franklin Enterprises, Inc.
Address: 520 Lake Cook Road, Suite 380
Designated Filer: Doug T. Valassis
Issuer & Ticker symbol: Acceptance Insurance Companies, Inc. (AIF) Date of Event Requiring Statement: n/a
FRANKLIN ENTERPRISES, INC.
By: /S/ DOUG T. VALASSIS
   Doug T. Valassis, President

POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

/S/ D. CRAIG VALASSIS
Dated: April 7, 2000

POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

/S/ GEORGE F. VALASSIS
Dated: April 7, 2000

POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

/S/ EDWARD W. ELLIOTT, JR.
Dated: April 7, 2000

POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

VALASSIS ENTERPRISES, L.P.
By: FRANKLIN ENTERPRISES, INC., General Partner
By: /S/ DOUG T. VALASSIS, President
Dated: April 7, 2000

POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

VELP 2, LLC
By: BRISBANE CORPORATION, Manager
By: /S/ DOUG T. VALASSIS, President
Dated: April 7, 2000


POWER OF ATTORNEY

The undersigned hereby constitutes Doug T. Valassis as his or its attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned capacity as an officer, director or owner of 10% or more of the outstanding common stock of Acceptance Insurance Companies, Inc. (the "Company"), Forms 3, 4 or 5 in accordance with Section
16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and to file any such Form 3, 4 or 5 repoet with the United States Securities and Exchange Commission and any stock exchange or similar authority.  This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or
5 with respect to the Company's common stock or other securities, or until revoked by the undersigned in writing.

FRANKLIN ENTERPRISES, INC.
By: /S/ DOUG T. VALASSIS, President
Dated: April 7, 2000

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